CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2025, relating to the financial statements and financial highlights of The Tocqueville Trust comprising The Tocqueville Fund, which are included in Form N-CSR for the year ended October 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Financial Statements” and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
February 25, 2026